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Exhibit (a)(10)

Supplement to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
North Coast Energy, Inc.
at
$10.75 Net Per Share
by
NCE Acquisition, Inc.,
a wholly-owned subsidiary of
EXCO Resources, Inc.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON FRIDAY, JANUARY 23, 2004,
  UNLESS THE OFFER IS EXTENDED.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE OFFER TO PURCHASE PREVIOUSLY CIRCULATED CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES IN THE OFFER.

January 6, 2004

TABLE OF CONTENTS

SUMMARY TERM SHEET		iii
INTRODUCTION		1
8.	Certain Information Concerning EXCO, EXCO Holdings and Purchaser	2
17.	Miscellaneous	3

ii

SUMMARY TERM SHEET

        The sixth question in the Summary Term Sheet of the Offer to Purchase is hereby amended and restated in its entirety to read as follows:

Is your financial condition relevant to my decision to tender in the Offer?

        Our financial condition may be relevant to your decision to tender your shares in the offer. While the payment for your shares consists solely of cash, we have arranged for all of our financing to come from the bank borrowings. We may terminate the merger agreement and this offer if the banks do not fund under the bank commitments. Our obligation to purchase your shares in the offer is conditioned upon our receipt of such funds. See Section 8 of this Supplement for more information regarding our financial condition.

iii

To the Holders of Common Stock of North Coast Energy, Inc.:

INTRODUCTION

        This Supplement to Offer to Purchase (the "Supplement") amends and supplements the Offer to Purchase dated December 5, 2003 (the "Offer to Purchase") of NCE Acquisition, Inc. (the "Purchaser"), a Delaware corporation and wholly owned subsidiary of EXCO Resources, Inc. ("EXCO"), a Texas corporation, which, in turn, is a wholly owned subsidiary of EXCO Holdings Inc. ("EXCO Holdings"), a Delaware Corporation, pursuant to which Purchaser is offering to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of North Coast Energy, Inc. (the "Shares") and all outstanding options and warrants to purchase shares of common stock of North Coast Energy, Inc. ("North Coast"), a Delaware corporation, at a price of $10.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

        This Supplement contains summary consolidated financial information of EXCO. The complete financial statements from which the summary financial information is derived are included in Exhibit (a)(11) and Exhibit (a)(12) in Amendment No. 2 to the Schedule TO filed with the Securities and Exchange Commission on January 6, 2004. See "Item 17. Miscellaneous" in this Supplement for information on how you may obtain a copy of the complete consolidated financial statements.

        This Supplement, the Offer to Purchase and the related Letter of Transmittal contain important information that you should read carefully and in their entirety before you make any decision with respect to the Offer. This Supplement should be read in conjunction with the Offer to Purchase. This Supplement has been prepared to include additional information requested by the SEC in the course of its review of our Offer to Purchase. We have also amended our Schedule TO to include additional information in the Offer to Purchase. The terms and conditions previously set forth in the Offer to Purchase and the Letter of Transmittal previously mailed to stockholders remain applicable in all respects to the Offer. Capitalized terms used herein but not defined shall have the meaning set forth in the Offer to Purchase.

8.     Certain Information Concerning EXCO, EXCO Holdings and Purchaser.

        The following information is to be added after the last full paragraph in Section 8 of the Offer to Purchase.

        Summary Financial Information:

EXCO Resources, Inc.
Summary Consolidated Financial Information

	EXCO Resources, Inc.(1)								EXCO Holdings Inc.(1)
	For the Year Ended December 31, 2001		For the Year Ended December 31, 2002		For the Nine Months Ended September 30, 2002		For the 209 Day Period Ended July 28, 2003		For the 64 Day Period Ended September 30, 2003
	(Dollars in thousands, except per share amounts and ratios)
Statement of Operations Data: (2)
Total revenues	$66,940		$73,103		$49,477		$60,383		$19,882
Total costs and expenses	106,341		80,752		62,042		51,238		13,908
Income (loss) before income taxes	(39,401)		(7,649)		(12,565)		9,145		5,974
Income (loss) before cumulative effect of change in accounting principle	(39,347)		(967)		(4,933)		4,334		3,726
Net income (loss)(3)	(39,347)		(967)		(4,933)		4,599		3,726
Balance Sheet Data (at end of period): (2)
Current assets	$21,121		$26,198		$19,132		N/A		$33,527
Total assets	191,056		241,174		210,874		N/A		473,301
Current liabilities	13,322		33,193		27,794		N/A		36,660
Long-term debt	44,994		97,943		80,235		N/A		186,744
Stockholders' equity	120,379		99,884		95,482		N/A		179,302
Total liabilities and stockholders' equity	191,056		241,174		210,874		N/A		473,301
Other Financial Data:
Book value per share(3)	N/A	(3)	N/A	(3)	N/A	(3)	N/A	(3)	N/A	(3)
Ratio of earnings to fixed charges(4)	(10.97)	x	(1.10)	x	(3.48)	x	3.89	x	5.08	x

(1)
Effective July 29, 2003, EXCO was acquired by EXCO Holdings in a going private transaction. All balance sheet data at September 30, 2003 and statement of operations data for the 64 day period ended September 30, 2003 is for the new parent, EXCO Holdings. The going private transaction was accounted for as a change in control. Accordingly, EXCO Holdings applied purchase accounting in recording the buyout of shares to effect the going private transaction. We have allocated the purchase price to the assets acquired and liabilities assumed based upon estimated fair values at the date of acquisition. Consequently, EXCO's financial position and operating results subsequent to July 29, 2003 reflect a new basis of accounting and are not comparable to prior periods.

(2)
We have completed numerous acquisition since January 1, 2001 that materially impact the comparability of this data between periods.

(3)
EXCO Holdings is a privately held company. As a result, we do not as a matter of course prepare earnings per share or book value per share information. In addition, EXCO Holdings believes that earnings per share and book value per share information is not meaningful information due to its existing capital structure and, as a result, has not included such information in this supplement.

(4)
For purposes of computing the ratio of earnings to fixed charges, earnings are defined as pre-tax income plus fixed charges. Fixed charges consist of interest expense, deferred debt issuance costs, and an estimate of the interest component of rent expense.

17.   Miscellaneous.

        Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, EXCO and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the Commission (except that they will not be available at the regional offices of the Commission) at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 (telephone no. 1-800-SEC-0330). These documents are also available to the public on the Commission's Internet site (www.sec.gov).

                      NCE Acquisition, Inc.

Dated: January 6, 2004

Communications concerning lost certificates, share holdings or changes of address should be directed to the Depositary at the telephone number set forth below. The Letter of Transmittal, manually signed, and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below

The Depositary for the Offer is:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By First Class Mail, by Overnight Courier or by Hand:
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038

By Facsimile Transmission
for Eligible Institutions only:
(718) 234-5001

Confirm by Telephone:
(718) 921-8200
(877) 248-6417

For communications concerning lost certificates,
share holdings or changes of address by Telephone:
(877) 248-6417

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Supplement to the Offer to Purchase, the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Call Toll Free: (800) 829-6551
Banks and Brokers Call Collect: (212) 269-5550

QuickLinks

  Exhibit (a)(10)
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
EXCO Resources, Inc. Summary Consolidated Financial Information